Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 12th day of June, 2014, by and between CIBER, INC., a Delaware corporation (the “Company”), and MICHAEL BOUSTRIDGE (the “Executive”).
WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment, on the terms set forth below.
Accordingly, the parties hereto agree as follows:
1.    Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof (the “Effective Date”) and ending June 12, 2017, unless sooner terminated in accordance with the provisions of Section 4 or Section 5. Unless the Agreement is sooner terminated, upon expiration of the initial term (and any subsequent one-year term), it shall automatically renew for additional one year terms unless 30 days in advance of the expiration date, notice is given by the Company to the Executive of non-renewal (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining Term is less than 24 months, the Term shall be automatically extended to the end of the 24 month period following such Change in Control.
2.    Duties.
(a)    The Executive, in his capacity as President and Chief Executive Officer reporting to the Board of Directors (“CEO”) shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial, or administrative nature, as shall be specified and designated from time to time by the board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive will be based at the Company’s headquarters, presently located in Greenwood Village, Colorado. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.

(b)    The Company shall nominate the Executive for election (or re-election, as the case may be) as a member of the Board for so long as the Executive remains Chief Executive Officer of the Company.
3.    Compensation.
3.1    Salary. The Company shall pay the Executive during the Term a base salary at the rate of $700,000 per annum (the “Annual Salary”), payable bi-weekly and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased (but not decreased) annually by an amount as may be approved by the Board, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.
3.2    Bonus.
(a)    Between the date of this Agreement and December 31, 2014, the Executive’s bonus amount shall be $950,000 (the “2014 Bonus”). The 2014 Bonus amount shall be pro-rated on a monthly basis and paid in cash in the next bi-weekly payroll immediately following the end of each month of employment during 2014.
(b)    (i)    Beginning January 1, 2015, the Executive will be entitled to such annual bonuses (which are paid quarterly) as may be authorized by the Board based on achievement of performance targets specified annually by the Board after consultation with the Executive. For calendar year 2015 and 2016, each of the Executive’s target annual bonus amounts will be based on an Annual Salary percentage that is not less than the percentage that applies to the chief executive officers of the Company’s peer companies in the 50% quartile for the prior year or, if greater, the quartile that applies to other named executive officers of the Company, if the targets are achieved for the respective calendar year. There shall be no minimum guaranteed bonus amount; thus, the bonus paid to the Executive may be greater or lesser than the Annual Salary percentage that applies to other chief executive officers in the 50% quartile, based upon whether the performance targets have been achieved or exceeded. Any bonus payable to the Executive hereunder shall be paid fully in cash, and shall be paid no later than 2½ months immediately following the close of the calendar quarter with respect to which the bonus was earned.
(ii)    For all calendar years after 2016, the Executive will be entitled to such annual bonuses (which are paid quarterly) as may be authorized by the Board based on achievement of performance targets specified annually by the Board after consultation with the Executive. To the extent bonuses are awarded, the corporate performance targets established for the Executive shall be substantially similar to those corporate performance targets established for other named executive officers of the Company. Any bonus payable to the Executive hereunder shall be paid fully in cash, and shall be paid no later than 2½ months immediately following the close of the calendar quarter with respect to which the bonus was earned. To the extent bonuses are awarded, the performance targets established for the Executive shall be substantially similar to those performance targets established for other “Section 16 Officers” of the Company.
3.3    Equity-Based Awards. Upon Executive commencing services hereunder, he shall forfeit all of the outstanding Company restricted stock units he received in his capacity as a non-employee director. In the future, the Executive may from time to time be awarded such new restricted stock units, stock options, or other equity-based awards as the Board determines in its sole discretion to be appropriate, which awards shall be evidenced by separate award agreements. The Board anticipates that (other than the Initial Equity Grant) any equity-based awards will be granted in the first quarter of the calendar year, subject to there being availability under the CIBER Inc. 2004 Equity Incentive Plan (as amended and restated) (the “Equity Incentive Plan”) to grant such awards at such time, or as soon as practical after there being availability under the Equity Incentive Plan, provided the Board has determined to make equity awards in such calendar year. On the date hereof (or promptly upon the Executive commencing services hereunder), the Executive shall be awarded, as an inducement grant outside of the Equity Incentive Plan,
(a) $3 million in stock option awards (the “Initial Options Grant”), vesting in equal monthly installments over four years commencing at the end of the first full calendar month following the Executive commencing services under this Agreement; and
(b) $3 million in restricted stock units, vesting in equal quarterly installments, beginning at the end of the calendar quarter in which the Executive commences service under this Agreement, over three years (the “Initial RSU Grant”, and together with the Initial Options Grant, the “Initial Equity Grant”), in each case subject to the Executive’s continued employment.
Stock options that comprise the Initial Equity Grant shall have a term of seven years from the date of the Initial Options Grant (the last date of such term, the “Equity Grant Expiration Date”).  The exercise price for each option in the Initial Options Grant shall be the Fair Market Value (as such term is defined in the Equity Incentive Plan) of the underlying share of Company stock on the date the option is granted. For the purpose of calculating the number of RSUs to be issued pursuant to this Agreement, the value of each RSU in the Initial RSU Grant shall be determined by calculating the 30 day average closing price of a share of Company stock immediately preceding the date when the RSU is awarded. When an RSU vests, the underlying shares of Company stock shall be transferred to the Executive within five business days thereafter. The Initial Options Grant shall be subject to the terms and conditions of the Notice of Grant of Stock Options and Stock Option Agreement (a form of which is attached as Exhibit “A”)and the Initial RSU Grant shall be subject to the terms of the Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement (a form of which is attached as Exhibit “B”).

3.4    Benefits - In General. The Executive shall have the right during the Term to participate in any group life, medical, dental or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that are made available to other senior executives of the Company generally, on the same or more favorable terms (as determined by the Board in its sole discretion) as may be made available to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs (“Employee Benefits”).
3.5    Vacation/Personal Leave Days. During the Term, the Executive shall be entitled to 20 days per calendar year of paid vacation and/or paid personal leave. The Executive’s vacation/personal leave day entitlement shall be prorated for 2014. The Executive shall also be entitled to paid sick leave as provided in the Company’s human resources policies for senior executives and to the same paid holidays granted to other executives in the Company’s Denver office.
3.6    Expenses - General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.
3.7    Business Travel. The Executive shall be subject to the Company’s travel policy, as may be amended from time to time, when the Executive is required to travel for business; provided, however, that the Executive shall have the right to cause the Company to amend its travel policy.
3.8    Moving and Relocation Expenses and Housing Allowance. The Company shall reimburse the Executive for reasonable expenses actually incurred by the Executive to move personal effects from his home in the Dallas, TX metropolitan area and his apartment in Washington, DC to the Denver, Colorado metropolitan area. The Company shall pay directly or reimburse the Executive for reasonable hotel fees for up to 30 days and, thereafter, monthly for rent and all utility expenses (including phone and Internet access) actually incurred by the Executive for interim housing in the Denver, Colorado metropolitan area, in an amount not to exceed $4,500 per month and ending 11 months thereafter (or such earlier date as the Executive is no longer incurring such interim housing expenses). This Section 3.8 comprises the only relocation expenses of the Executive for which the Company will be responsible.
4.    Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety, except as otherwise provided under this Section 4.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plan, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive solely as a result of such disability upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided that, before terminating the Executive because he has become eligible for disability benefits under the Company’s long-term disability plan, the Board shall give notice to the Executive that it is contemplating same and give him at least 20 business days to obtain the written opinion of a qualified physician reasonably acceptable to the Company stating that it is reasonable to assume that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice. In the event that the Executive provides the Board with such an opinion, then the Company may not terminate him for disability during such 90-day period so long as he returns to work during such 90-day period.
Upon the death of the Executive or upon the Executive’s Separation from Service by virtue of his qualification for long-term disability benefits the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefits under this Agreement on and after his Separation from Service, other than:
(a) Annual Salary earned and unpaid under this Agreement prior to the Separation from Service;
(b) any earned but unpaid bonus for the immediately preceding calendar quarter, which bonus shall be paid no later than 2.5 months following the end of the immediately preceding calendar quarter in which it was earned;
(c) a pro-rata bonus with respect to the calendar quarter in which the Executive’s Separation from Service occurred to the extent performance goals related to the bonus are achieved, to be paid at the same time bonuses are normally paid for the year, but in no event later than 2.5 months following the end of the calendar quarter in which the Executive’s Separation from Service occurred;
(d) Employee Benefits through the Separation from Service, along with any standard post-termination rights and benefits;
(e) reimbursement under this Agreement for expenses incurred but not paid prior to Separation from Service; and
(f) all vested Stock Options (including the vested portion of the Stock Options in the Initial Equity Grant) must be exercised by the earlier of (A) the one-year anniversary of the date of the Executive’s Separation from Service, and (B) the Equity Grant Expiration Date and all unvested equity awards (including any unvested portion of the Initial Equity Grant) shall be void for all purposes as of the Separation from Service.

In the event of a termination of the Executive’s employment as a result of his disability, in addition to the amount specified in the first sentence of this paragraph, the Executive will also be entitled to receive disability benefits under the Company’s then existing long-term disability plan.  After the date of the Executive’s Separation from Service, there shall be no further rights with respect to the Executive hereunder (except as provided in Section 8.15).
5.    Other Terminations of Employment.
5.1    Termination for Cause; Resignation by the Executive Without Good Reason.
(a)    For purposes of this Agreement, “Cause” shall mean:
(i)    the Executive being convicted, indicted or charged with a crime constituting a felony;
(ii)    the Executive’s commission of an act of fraud, theft, or dishonesty with respect to the Company;
(iii)    the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;
(iv)    any material violation of the Company’s announced policies including without limitation, the Company’s Code of Business Conduct and Ethics, a copy of which is attached hereto as Exhibit “C” and by this reference made a part hereof (as may be amended and published from time to time); or
(v)    the Executive’s material breach of this Agreement.
Notwithstanding the foregoing, (X) if there exists (without regard to this sentence) an event or condition that constitutes Cause under clauses (iii), (iv), or (v) above that is capable of being cured by the Executive, the Board shall notify the Executive in writing of the existence of such event or condition, stating with reasonable specificity the events or actions that constitute Cause, and the Executive shall have thirty days from the date of such notice to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder, and (Y) any determination of the existence of an event or condition that constitutes Cause shall be made by at least 2/3 of the members of the Board (excluding the Executive).
(b)    For purposes of this Agreement, “Good Reason” shall mean any of the following events or conditions, unless such event or condition is otherwise consented to in writing by the Executive:
(i)    a material diminution in the Executive's Annual Salary;

(ii)    a material diminution in the Executive’s duties or responsibilities;
(iii)    a requirement that the Executive relocate to a location more than 50 miles from the Company’s principal place of business in Greenwood Village, Colorado, provided that such relocation constitutes a material change in the geographic location at which the Executive must perform the services; or
(iv)    the Company’s material and willful breach of this Agreement.
In order for an event or condition to constitute “Good Reason” for the Executive’s resignation, the Executive must give the Company notice of the existence of such event or condition within 90 days after it first occurs and the Company must have 30 days to cure the condition and must fail to cure such condition during the 30-day period. If the Company fails to cure the event within such 30 day period, the Executive may terminate his employment within 60 days of the expiration of the cure period and such a termination will constitute a resignation for Good Reason. If the Executive does not terminate his employment (under circumstances constituting a Separation from Service) within 60 days of the expiration of the cure period, the Executive will have permanently waived his right to resign for “Good Reason” on the basis of the occurrence of such event or condition. Under this Agreement, if the Executive’s resignation for Good Reason results in his Separation from Service, such separation shall be treated as an involuntary Separation from Service.
(c)    The Company may terminate the Executive’s employment for Cause and such termination, in and of itself, shall not be, nor shall it be deemed to be, a breach of this Agreement. If the Company terminates the Executive for Cause:
(i)    the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Separation from Service other than:
    (1) Annual Salary earned and unpaid under this Agreement prior to the Separation from Service;
(2) Employee Benefits through the Separation from Service along with any standard post-termination rights and benefits related thereto; and
(3) reimbursement under this Agreement for expenses incurred but not paid prior to the Separation from Service;

(ii)     all vested and unvested equity awards (including any vested portion of the Initial Equity Grant) shall be void for all purposes as of the Separation from Service; provided, however, that for purposes of determining whether the vested and unvested equity awards (including any vested portion of the Initial Equity Grant) shall be void, part (iv) of the definition of Cause shall only be satisfied if the Executive materially violates the Company’s Code of Business Conduct and Ethics or the Company’s Insider Trading Policy, as each of them are then in effect; and
(iii)    any other rights of the Executive under this Agreement shall terminate upon the Separation from Service and the Executive shall have no further rights hereunder (except as provided in Section 8.15).
(d)    The Executive may resign his employment without Good Reason.  If the Executive resigns from the Company without Good Reason:
(i)    the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Separation from Service other than:
(1) Annual Salary earned and unpaid under this Agreement prior to the Separation from Service;
(2) Employee Benefits through the Separation from Service along with any standard post-termination rights and benefits related thereto; and
(3) Reimbursement under this Agreement for expenses incurred but not paid prior to the Separation from Service.
(ii) all vested option awards (including any vested portion of the Initial Option Grant) must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the Equity Grant Expiration Date;
(iii) all unvested equity awards (including any unvested portion of the Initial Equity Grant) shall be void for all purposes as of the Separation from Service; and

(iv) any other rights of the Executive under this Agreement shall terminate upon the Separation from Service and the Executive shall have no further rights hereunder (except as provided in Section 8.15).
5.2    Termination or Non-Renewal Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason, provided that the Executive’s termination as a result of his death or Disability shall not constitute a termination or non-renewal of this Agreement without Cause. Furthermore, the Executive may resign from the Company for Good Reason. If the Company terminates the Executive’s employment without Cause, or if the Executive’s employment ends as a result of the Company giving notice of non-renewal without Cause of this Agreement upon its initial expiration or upon any subsequent expiration, or the Executive resigns for Good Reason, and such termination, non-renewal, or resignation for Good Reason results in the Executive’s involuntary Separation from Service and is not described in Section 5.3, the Executive shall have no right to receive any compensation or benefit under this Agreement on and after his Separation from Service other than:
(a) Annual Salary earned and unpaid under this Agreement prior to his Separation from Service;
(b) any bonus earned and unpaid for the prior fiscal quarter;
(c) a pro-rata bonus with respect to the calendar quarter in which the Separation from Service occurs to the extent performance goals related to the bonus are achieved (to be paid at the same time bonuses are normally paid for the quarter but in no event later than 2.5 months following the quarter in which the Executive’s Separation from Service occurred);
(d) Employee Benefits through the Separation from Service along with any standard post-termination rights and benefits related thereto;
(e) reimbursement under this Agreement for expenses incurred but not paid prior to the date of the Executive’s Separation from Service;
(f) a severance payment equal to one and one-half times the Executive’s: (i) Annual Salary and (ii) bonus at target level in effect on the date of his Separation from Service (or if the target bonus has not been established by the date of the Executive’s Separation from Service for that year, at the target bonus in effect for the prior calendar year), payable in accordance with the following schedule (A) one-third immediately following the Release Effective Date, but subject to Section 8.20; (B) one-third by March 15 of the year following the year in which the Executive’s

Separation from Service occurs; and (C) one-third on the 18 month anniversary of the Executive’s Separation from Service;
(g) unvested equity awards held by the Executive shall vest on the Executive’s Separation from Service date as though the Executive’s employment were to terminate 12 months after the Executive’s Separation from Service date, provided, however, that if the equity awards are subject to performance vesting requirements, such vesting will only occur to the extent the performance goals for applicable performance period(s) are subsequently determined to have been achieved, and all other unvested equity awards (including any unvested portion of the Initial Equity Grant) shall be void for all purposes as of the Separation from Service, provided, further, that all vested stock options (including the vested portion of the stock options in the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the 18 month anniversary of the date of his Separation from Service, and (B) the Stock Option Expiration Date, provided, further that if Executive is terminated as a result of the non-renewal of this Agreement without Cause at the end of the initial three year term only, the foregoing vesting provisions shall not apply and in lieu thereof, the Executive will receive 12 months’ accelerated vesting of the Initial Equity Grant; and
(h) the Executive and his spouse shall continue to receive health and dental insurance paid for entirely by the Company for 18 months (whether via the Company’s payment of COBRA premiums for such period or the payment by the Company of premiums for individual coverage for the Executive and his spouse).
After the date of his Separation from Service, the Executive shall have no further rights hereunder (except as provided in Section 8.15); provided that in order for the Executive to receive any benefit or item in the foregoing clauses (f), (g) and (h), (1) the Executive shall first execute a separation agreement and legal release in accordance with Section 8.20, and (2) the termination of the Executive’s employment must constitute an involuntary Separation from Service as defined in Treas. Reg. 1.409A-1(n).
5.3    Termination in Anticipation of or Upon Change in Control. Notwithstanding the provisions set forth in Section 5.2, if, within 24 months after a Change in Control, the Company terminates the Executive’s employment without Cause (or gives notice of non-renewal of this Agreement without Cause) or the Executive resigns for Good Reason and such termination or resignation constitutes an involuntary Separation from Service, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of his Separation from Service other than:

(a) Annual Salary earned and unpaid under this Agreement prior to the date of his Separation from Service;
(b) any bonus earned but unpaid for the prior fiscal quarter;
(c) reimbursement under this Agreement for expenses incurred but not paid prior to the date of his Separation from Service;
(d) a severance payment equal to two (2) times: (i) the Executive’s Annual Salary and (ii) the Executive’s target bonus in effect on the date of his Separation from Service (or if the target bonus has not been established by the date of the Executive’s Separation from Service, at the target bonus in effect for the prior calendar year), payable in a single lump sum immediately following the Release Effective Date, but subject to Section 8.20; provided, however, that if the Change in Control is not also a “change in control event” as defined in Treas. Reg. 1.409A-3(i)(5) or if the Executive’s Separation from Service falls within the definition below of a “Termination in Anticipation of a Change in Control,” the severance payment shall not be paid in a single lump sum but shall instead be paid in three (3) equal installments in accordance with the schedule provided for in Section 5.2(f);
(e) the Executive and his spouse shall continue to receive health and dental insurance paid for entirely by the Company for 24 months; and
(f) all unvested equity awards held by the Executive (including the Initial Equity Grant) shall immediately fully vest, and all vested Stock Options (including Stock Options in the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the one-year anniversary of the date of his Separation from Service and (B) the Equity Grant Expiration Date.
Notwithstanding anything contained herein, if, during the period commencing on the public announcement of a transaction that, if consummated, will constitute a Change in Control and ending on the date of consummation of such Change in Control, the Executive’s employment is terminated either by the Company without Cause (or this Agreement is non-renewed by the Company without Cause) or by the Executive for Good Reason, and if such termination (1) was at the request of a third party effecting the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control (a Separation from Service meeting such definition referred to herein as a “Termination in Anticipation of a Change in Control”), then for purposes of calculating the amount of severance payments and benefits (including acceleration of vesting), the Executive shall have no further rights hereunder (except as provided in Section 8.15) other than as described in 5.3(a) to (f) above, provided that in order for the Executive to receive any amounts or items in the foregoing clauses (d), (e) and (f), the Executive shall first execute a separation agreement and legal release in accordance with Section 8.20 and the termination of the Executive’s employment must constitute an involuntary Separation from Service as defined in Treas. Reg. 1.409A-1(n).
For purposes of this Agreement, a “Change in Control” means the occurrence of one or more of the following events; (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 40% of the Voting Stock of the Company; (ii) within any 12 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation. For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
6.    Noncompetition.
6.1    Noncompetition. The Executive shall not, during the term of his employment and for 18 months following the termination of his employment, work as an employee or independent contractor or become an investor or lender of any business, corporation, partnership or other entity engaged in a Competing Business. An investment by the Executive of up to 2% of the outstanding equity in a publicly traded corporation shall not constitute a violation of this Section 6.1. A “Competing Business” is a business which the Company has engaged in, or that the Executive or his direct reports have actively investigated engaging in, at any time during the shorter of the length of the Executive’s employment with the Company and the 24 months prior to the termination of the Executive’s employment. Once 60 days have passed since the date of the termination of the Executive’s employment with the Company, the Executive may request that the Company waive the terms of this Section 6.1 to allow the Executive to work for a company that engages in a Competing Business if such company doing business in a country in which the Company has not provided services at any time during the three years prior to his termination, is not in ongoing negotiations to do business in such county at the time of his termination, and is not actively seeking to do business in which country at the time of his termination. Any such request for approval by the Executive shall not be unreasonably withheld.
6.2    No Solicitation of Clients. While employed by the Company, the Executive will not, directly or indirectly, solicit business of any kind from any of the Company’s past or present clients or potential or possible future clients for the benefit of any person or entity other than the Company. For 18 months following the termination of his employment (unless the Company grants him written authorization), the Executive will not: (a) call upon, cause to be called upon, solicit, or assist in the solicitation of, any Target Client of the Company for the purpose of selling, renting, or supplying any product or service competitive with the products or services of the Company; (b) provide any product or services to any Target Client of the Company that is competitive with the products or services of the Company; or (c) request, recommend, or advise any Target Client to cease or curtail doing business with the Company. For purposes of this Section 6.2, “Target Client” shall refer to (i) those individuals, governmental authorities, corporations, partnerships, or other entities (“Entities”) comprising the largest clients and former clients to which the Company has provided services comprising 80% of the Company’s revenues in the rolling twelve-month period prior to Executive’s termination of employment, (ii) those Entities for which the Executive has made a sales call or worked on a proposal in the rolling twelve-month period prior to Executive’s termination of employment, and (iii) those Entities for which the Executive has actual knowledge are prospective clients that would meet the criteria in (i). Promptly following the end of each calendar quarter, the Executive shall create a list of the Entities comprising the list set forth in (i) and shall deliver such list to the Board. Following the Executive’s termination of employment, the Target Clients shall be those entities on the most recently prepared list and the entities listed in (ii) and (iii).
6.3    No Hire of Other Employees or Contractors. Except on behalf of the Company, the Executive shall not, during the term of his employment and for a period of 18 months following the termination of his employment: (a) employ, engage, or seek to employ or engage any Listed Employee on behalf of the Executive or any entity (including a client of the Company), who is employed or engaged by the Company or who was employed or engaged by the Company during the six month period preceding the Executive’s termination; (b) solicit, recommend, or advise any Listed Employee of the Company to terminate their employment or engagement with the Company for any reason; or (c) solicit a recruiting prospect and/or candidate if the Executive knows such person’s file is actively maintained by the Company’s Human Resources Department or was actively maintained by such department during the last six months prior to the Executive’s termination. For purposes of this Section 6.3, “Listed Employee” shall refer to (i) those individuals serving in the top three levels of Company management (inclusive of all Section 16 officers) in the rolling twelve-month period prior to the Executive’s termination of employment, (ii) those sales personnel who collectively received the top 20 percent of the Company’s sales commissions paid in the rolling twelve-month period prior to the Executive’s termination of employment, and (iii) those independent contractors who are serving in the top three levels of Company management, or who would be serving in the top three levels of Company management but for the fact that they are independent contractors. Promptly following the end of each calendar quarter, the Executive shall create a list of the Listed Employees comprising the list set forth in (i), (ii), and (iii), and shall deliver such list to the Board. Following the Executive’s termination of employment, the Listed Employees shall be those individuals on the most recently prepared list.
6.4    No Control of the Company. The Executive shall not, during the term of his employment and for 18 months following the termination of his employment (unless the Board authorizes such action in advance) take any action in furtherance of a third party acquiring, or assist, cooperate with, hold discussions with, or otherwise encourage any person in acquiring, attempting to acquire, or taking any action in furtherance of acquiring, directly or indirectly, control (as defined in Rule 12b-2 of the Act) of the Company; provided that nothing in this Section 6.4 shall prohibit the Executive from receiving telephone calls or overtures regarding an acquisition of the Company that he did not solicit and holding brief conversations resulting from such calls or overtures. The Executive shall promptly inform the Chairman of the Board of all such overtures and conversations.
6.5    Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions, and other provisions hereof, including, without limitation those contained in Sections 6.1, 6.2, 6.3, and 6.4 are reasonable, fair, and equitable in terms of duration, scope, and geographic area, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement.
6.6    Forfeiture of Severance Payments. In the event the Executive materially breaches any provision of Sections 6.1, 6.2, 6.3, 6.4, or 7.2, and fails to cure such breach within ten business days after receipt of a notice from the Company specifying the provision that he allegedly breached and the act or acts he committed that created the alleged breach, in addition to any other remedies that the Company may have at law or in equity, (i) the Executive shall promptly reimburse the Company for any severance payments or benefits payable under Sections 5.2 or 5.3 (“Severance Payments”) received from, or payable by, the Company and (ii) the Company’s obligation to continue to provide any payments or benefits to the Executive after the date of such breach shall cease and the Executive shall no longer be entitled to receive such payments or benefits; provided, however that the Executive shall not be given an opportunity to cure such breach if, in the good faith judgment of the Board, the breach is not capable of being cured; and provided, further, that a breach of Section 6.2 as it pertains to a Target Client and a breach of Section 6.3 as it relates to a Listed Employee shall not be capable of cure under this Agreement. In addition, to the extent permitted by law, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.
7.    Trade Secrets, Confidential Information, Works for Hire.
7.1    The Executive acknowledges that confidential, proprietary and trade secret information and materials regarding Company and its current, former and potential clients (the “Clients”) may be disclosed to Executive solely for the purpose of assisting the Executive in performing the Executive’s duties under this Agreement. Such information and materials are and remain the property of Company and its Clients respectively. As used in this Agreement, “Confidential Information” includes, without limitation, all information belonging to Company or its Clients relating to their respective services and products, customers, identities of prospective customers and information about such customers that is not generally known to the public, business plans, methods, strategies and practices, internal operations, pricing and billing, financial data, cost, personnel information (including, without limitation, names, educational background, prior experience and availability), customer and supplier contacts and needs, sales lists, technology, software, computer programs, other documentation, computer systems, inventions, developments, and all other information that might reasonably be deemed confidential. Confidential Information does not include information that is in the public domain through no wrongful act on the part of the Executive. “Trade Secrets” means the whole or any portion of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing or names, addresses, or telephone numbers, other information relating to any business or profession that is secret and of value, or any other information that qualifies as a trade secret under applicable law. The Executive acknowledges that the Executive may use such confidential information and materials only during the Executive’s employment with the Company and solely on behalf of and in the best interests of Company. The Executive’s right to use such information expires on Executive’s discharge or resignation. Except as specifically authorized in writing in advance by all owners of information and materials, the Executive agrees not to use Trade Secrets and Confidential Information for the Executive’s own benefit or for the benefit of any other person, or divulge to any person for any reason, any such information and materials related to the business of Company, any of its Clients, or their customers, clients and affiliates, both at any time during the term of this Agreement and at any time after its termination. The Executive agrees to take all reasonable actions, including those requested by Company or Client, to prevent disclosure and preserve the security of confidential information and materials.
7.2    This Agreement shall not prohibit the Executive from complying with any subpoena or court order, provided that the Executive shall at the earliest practicable date provide a copy of the subpoena or court order to Company's General Counsel, it being the parties' intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Trade Secrets and/or Confidential Information, as determined by Company in its sole discretion. Nothing herein will prohibit the Executive from disclosing anything he is prohibited by law from disclosing.
7.3    The Executive warrants and represents that the Executive is not a party to any agreement that limits the Executive's right or ability to perform services for Company, and that the Executive otherwise is free to assume the duties with Company contemplated by this Agreement. The Executive shall not, during the Executive's employment with Company, improperly use or disclose to Company or any Company employee, agent or contractor any proprietary information or trade secret belonging to any former employer of the Executive or any other person or entity to which Executive owes a duty of nondisclosure.
7.4    The Executive agrees that during or after employment the Executive will promptly inform and in writing disclose to Company all copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements and discoveries (the “Works”), if any, which the Executive has or may have made during the Executive’s employment that pertain or relate to the business of Company or Client or to any research or experimental or developmental work carried on by Company or Client or which result from or are suggested by any work performed by Executive on behalf of Company or any of its Clients. All of such Works shall be works made for hire. Disclosure shall be made whether or not the Works are conceived by the Executive alone or with others and whether or not conceived during regular working hours. All such Works are the exclusive property of the Company or the Client unless otherwise directed by Company in writing. At the Company’s or Client’s sole expense, the Executive shall assist in obtaining patents or copyrights on all such Works deemed patentable or subject to copyright by Company or Client and shall assign all of the Executive’s right, title and interest, if any, in and to such Works and execute all documents and do all things necessary to obtain letters, patent or vest Company or Client with full and exclusive title thereto, and protect the same against infringement by others. Executive will not be entitled to additional compensation for any Works made during the course of Executive’s employment. Notwithstanding the above, the Executive is not required to assign to Company any invention for which no equipment, supplies, facility, or trade secret information of Company or its Clients was used and that was developed entirely on the Executive’s own time, and (a) does not relate to the business of Company or its Clients, (b) does not relate to any actual or demonstrably anticipated research or development Company or its Clients, or (c) does not result from any work performed by the Executive for Company or its Clients.
8.    Other Provisions.
8.1    Specific Performance. The Executive acknowledges that the obligations undertaken by the Executive pursuant to Section 6 and Section 7 of this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Section 6 and Section 7 of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of Section 6 and Section 7 of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive. The Executive hereby acknowledges and warrants that he will be fully able to earn a livelihood for himself and his dependents if these covenants are specifically enforced against him. The Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.
8.2    Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
8.3    Attorneys’ Fees. The Company will pay the Executive’s reasonable attorneys' fees and related expenses incurred in the negotiation, preparation, and execution of this Agreement in an amount not to exceed $35,000, which will be paid by the Company directly to the law firm that represented him in the negotiation of this Agreement within 30 days following the Executive’s submission of an invoice (or invoices) from such law firm containing documentation of the fees to be reimbursed. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.
8.4    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

(i)    if to the Executive, to the addresses below:
Michael Boustridge
2729 Welborn
Dallas, TX 75219
with a copy (which shall not constitute notice) to:
JoAnne Ray
Adams and Reese LLP
1221 McKinney, Suite 4400
Houston, TX 77010
and by email to:
joanne.ray@arlaw.com
(ii)    if to the Company,
CIBER, Inc.
6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
Attention: Sean Radcliffe, SVP & General Counsel

with a copy to:
Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attention: Paul Hilton
Facsimile: (303) 899-7333
Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
8.5    Entire Agreement. This Agreement, along with all equity grants to the Executive, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).
8.6    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
8.7    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
8.8    Submission to Jurisdiction; Consent to Service of Process. The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Colorado over any dispute arising out of or relating to this Agreement or any of the provisions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.4. Notwithstanding the foregoing, the parties agree that, before either party may commence a lawsuit stating claims that arise out of or relate to (i) this Agreement, (ii) the Executive’s employment with the Company, and/or (iii) the termination of that employment (the “Claims”), the parties shall: (a)  provide written notification to the other party, in accordance with Section 8.4 of the Agreement, specifically articulating each potential Claim and the facts in support of each such Claim (the “Notice); and (b) negotiate in good faith for a minimum of 30 days after delivery of the Notice, or such longer period as the parties may in agree in writing,  in order to attempt resolve the Claim(s) privately, amicably, and confidentially.  The obligation to negotiate in good faith shall include at least one mediation session held in Denver, Colorado before a neutral party who is a member of the Judicial Arbiter Group (JAG).  If the parties cannot agree to a neutral party who is a member of JAG within five business days after delivery of the Notice, the parties agree that JAG shall appoint a neutral party for the mediation.  Each party may consult with counsel in connection with such negotiations, including at or in connection with any mediation session.  If such negotiations do not result in a resolution, a party may commence a lawsuit stating only such Claim or Claims that were recited in the Notice and that have been subject to such good faith negotiations as required by this Section 8.8.  The Company shall not be required to comply with this Section 8.8 prior to seeking injunctive relief for actual or threatened breaches of the Executive’s obligations under Article VI, or for actual or threatened breaches of the Executive’s duty of loyalty, or for actual or threatened theft or misappropriate of trade secrets.

8.9    Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder, but only in compliance with Section 8.10 below.
8.10    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
8.11    Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.
8.12    No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.
8.13    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
8.14    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
8.15    Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 7 (to the extent necessary to effectuate the post-termination obligations set forth therein) and of Section 8 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.
8.16    Existing Agreements. The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

8.17    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.18    Section 409A of the Internal Revenue Code.
(a)    Anything in this Agreement to the contrary notwithstanding, if (A) on the date of the Executive’s Separation from Service, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such Separation from Service, the Executive would receive any payment of non-qualified deferred compensation that, absent the application of this Section 8.18, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Code Section 409A(a)(2)(B)(i) (pertaining to “specified employees”), then no such payment shall be payable prior to the date that is the earliest of (1) six months after the date of Executive’s Separation from Service, (2) the Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
(b)    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“409A”). To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
(c)    Except as otherwise provided under this Agreement, all reimbursements to the Executive shall be paid as promptly as practical and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. With respect to payments under this Agreement, for purposes of 409A, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments. Amounts payable under this Agreement following the Executive’s Separation from Service, other than those payable at a specified time (or pursuant to a fixed schedule) within the meaning of Code Section 409A(a)(2)(A)(iv), will be paid as promptly as practical after Separation from Service and, in any event, within two and one-half months after the end of the calendar year in which Separation from Service occurs.
8.19    Certain Definitions. For purposes of this Agreement:
(a)    An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)    A “business day” means the period from 9:00 am to 5:00 pm in the mountain time zone on any day other than a Saturday or Sunday or any day on which the Denver Branch of the Federal Reserve Bank of Kansas City is closed.
(c)    A “person” means an individual, corporation, limited liability company, partnership, association, trust, or any other entity or organization, including any court, administrative agency, or commission or other governmental authority.
(d)    A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
(e)    “Separation from Service” shall mean a change in the Executive’s relationship with the Company and its Affiliates that meets the following conditions: (i) constitutes the voluntary or involuntary severing of the Executive’s employment with the Company (and all entities which would be included with the Company as the “service recipient” under the definition of such term in the Treasury Regulations pertaining to Section 409A) for any reason, including but not limited to resignation by the Executive, termination of the Executive on account of retirement, death, or disability, and (ii) results in a permanent decrease in the level of bona fide services performed by the Executive for the Company and other service recipients (as defined above) to a level that is not more than 20 percent of the level of services performed by the Executive for the Company (and other service recipients, as defined above) over the immediately preceding 36-month period. A Separation from Service shall not include a leave of absence, paid or unpaid, under which there is a reasonable expectation that the Executive will return to perform services for the Company and/or other service recipients, as defined above, if the period of such leave does not exceed six months. A Separation from Service shall not include a cessation of services for a period during which the Executive retains a right to reemployment, either by statute or contract.
8.20    Release. The Executive agrees that, as a condition to receiving any Severance Payments, the Executive will execute a release of claims in a form satisfactory to the Company in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof. Within two business days of the Executive’s Separation from Service, the Company shall deliver to the Executive the release for the Executive to execute. The Executive will forfeit all rights to the Severance Payments unless the Executive executes and delivers to the Company the release within 45 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). The Company shall have no obligation to provide the Severance Payments prior to the Release Effective Date. Severance payments shall be made or commence, as applicable, within three business days of the Release Effective Date and any payments not made because due prior to the Release Effective Date shall be paid in a single lump sum within such three business day period. In the event that the release delivery period, plus the 45 day consideration period plus the revocation period spans two taxable years as to the Executive, then, notwithstanding anything in this Agreement to the contrary, the first payment made by the Company under the release will always commence in the second taxable year with the first payment to include all payments the Executive would have received if there had not been a delay. If the Executive fails to comply with his obligations under Sections 6 and 7, the Executive shall, to the extent such amounts are paid, vested or distributed, (i) forfeit outstanding equity awards if the vesting of same (or the expiration of the restrictions on same) was accelerated as a result of his Separation from Service, (ii) transfer the shares underlying equity awards that were accelerated and settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payments and any equity awards that were accelerated and settled in cash or sold, less, in the case of options, any amount that the Executive paid to acquire stock upon the exercise of any associated option.
8.21    Parachute Provisions. In the event the Executive becomes entitled to any amount of benefits payable in connection with a change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”) and the Executive’s receipt of such Change in Control Payments would cause the Executive to become subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar federal, state, or local tax that may hereafter be imposed), the Company shall reduce the Change in Control Payments to the extent necessary to avoid the application of the Excise Tax if, as a result of such reduction, the net benefits to the Executive of the Change in Control Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to the Executive of the Change in Control Payments without such reduction (after payment of applicable income taxes and excise taxes). If any payments included in the Change in Control Payments constitute nonqualified deferred compensation within the meaning of Code Section 409A, then such reduction shall be made in accordance with Section 409A of the Code and the following:

(1)	payments that do not constitute non-qualified deferred compensation subject to Section 409A will be reduced first; and

(2)
payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

The determination that the Executive’s Change in Control Payments would cause him to become subject to the Excise Tax and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change in Control. The firm’s expenses shall be paid by the Company.
IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.
By: /s/ Paul A. Jacobs
Name:    Paul A. Jacobs
Title:    Chairman of the Board of Directors

/s/ Michael Boustridge
MICHAEL BOUSTRIDGE

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